EXHIBIT 99.2

IDEX CORPORATION
Moderator: Heath Mitts
04-23-14/9:30 a.m. CT
Confirmation # 30411379

IDEX CORPORATION
Moderator: Heath Mitts
April 23, 2014
9:30 a.m. CT

Operator:	Good morning. My name is (Kizzie) and I will be your conference operator today. At this time, I'd like to welcome everyone to the first-quarter 2014 earnings conference call for IDEX Corporation.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer portion of the call. If you would like to pose a question at that time you may please star followed by the number one on your telephone keypad. If you would like to withdraw your question press the pound key.

I'd now like to turn the call over to Mr. Heath Mitts, Senior Vice President and Chief Financial Officer. You may begin, sir.

Heath Mitts:
Thank you, Operator. Good morning, everyone. Thank you for joining us for our discussion of the IDEX first-quarter financial highlights.Last night, we issued a press release outlining our Company's financial and operating performance for the three-month period ending March 31, 2014. The press release, along with the presentation slides to be used during today's Webcast, can be accessed on our Company Web site at www.idexcorp.com.Joining me today is Andy Silvernail, our Chairman and CEO.The format for the call is as follows. We will begin with Andy providing a summary of the first-quarter financial results. He will then walk you through the operating performance within each of the segments. And finally, we will wrap up with our outlook for the second quarter and full-year 2014. Following our prepared remarks, we will then open the call for your questions.If you should need to exit the call for any reason, you may access a complete replay beginning at approximately two hours after the call concludes by dialing the toll-free number 855-859-2056 and entering conference ID 30411379, or simply log on to our Company homepage for the Webcast replay.As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the Safe Harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission.With that, I will now turn the call over to Andy Silvernail. Andy.

Andy Silvernail:
Thanks, Heath. Good morning, everybody. I appreciate you joining us here for our discussion on the first-quarter results.Before I get into the results and the financials in the segments, I want to talk a little bit about how we are doing against our strategy. As you'll recall, we outlined three major strategic priorities that we're going to talk about here this morning - accelerating organic growth, executing around our core customers and products, and then really improving our capital deployment. And then, also, I'm going to take a few minutes and talk about what we are seeing around the world.On our first strategic priority, last quarter I took some time and mentioned that we've seen a built in organic revenue - organic order growth, and we are seeing that really play out here in the first quarter. We saw some buildup in the order rates at the end of 2013, and I am pleased to say that we delivered 8 percent organic growth in the quarter. We have seen the benefits of really focusing in on these segments, our core customers, and our products that we have been pulling more and more resources over the last few years against.It's also important to note that of the 8 percent organic sales growth in the first quarter, it was lifted by about 4 points from the conversion of the large dispensing order that we had from the third quarter of last year. We had originally thought that order was going to happen balanced between the first and the second quarter. In reality, the vast majority of it was pulled forward by our customer and we shipped it in the first quarter, so that certainly helped the first-quarter organic growth rates.I am very proud of how the dispensing team did there. They executed flawlessly. We got our customer up and running, and the team there, we are just thrilled with what they have accomplished.Because of what we are seeing in our ability to execute, we are raising the low end of our organic growth rate to 4 percent and we now estimate that we'll be about 4 percent to 5 percent for the full year, and we are increasing our guidance because of this to $3.38 to $3.45.If you look at our second priority, which is executing around our core customers and products, this is a really good story. We have seen an improvement in growth. It's really not so much due to markets, but due to our execution. We have had an internal mantra of make our own luck, and we have really done just that.For the past few years, we have been segmenting our markets and our customers more deeply. We've put more resources in our best opportunities, and we have really driven profit improvement in places that historically lagged. The aggressive segmentation that we've been doing has been supported by very strong operational execution where we have really focused to deliver value to our customers in terms of quality, reliability, and service. All these efforts really continue to drive very, very strong profitable growth with very strong high incremental flow-through rates, and in the first quarter, we saw that come through at about 39 percent flow-through to the operating profit line.Our third priority is around capital deployment. And really supporting the first - the two priorities is fully funding our organic growth and our organic initiatives. And during 2013 and now continuing into 2014, we have made a number of targeted investments to ensure that our platforms can continue to grow. We've put money into people, channels, products, and operations, and just a few examples that we have talked about in the past, but I think are worth reinforcing.We're opening up a production facility to support our specialty seals business in Houston in the oil and gas markets. We're doubling the size of our India facility, which has had outstanding demand, and this really supports multiple business lines. We have been winning new business and market share in our scientific fluidics and our ag platforms, and also we have had this really great story in our fire suppression business where we have won new business in power production facilities around a trailer business.We have been able to fund these organic growth initiatives because we have really had very, very good productivity, and we expect that to continue in the future.After maximizing these organic growth investments, we said we were going to lay out a strategy of putting money into strategic acquisitions first, share repurchases, and dividends. And let me touch on the latter first. We increased our dividend rate by 22 percent here recently and we are very excited about the ability to continue to grow that dividend rate. We also continued our share repurchase program and we anticipate about a net 1 percent from this effort.And we are seeing an improvement in our overall M&A funnel. So although we didn't announce any deals in the first quarter, we are seeing some improvement in our M&A funnel and we feel good about 2014.Now let me take a minute and just talk about what we are seeing around the world. In North America, demand continues to be pretty positive. And also, importantly, our short-cycle businesses have demonstrated two consecutive quarters of nice expansion, and that gives us some encouragement here as we head into the second quarter.China, which is on the forefront of everybody's mind, it's really continued to be choppy. We see growth one month and then a slowdown the next, and so while we're still very committed to that region, as I've said in the past we're going to have to live with the volatility that's just inherent in that part of the world.Europe continues to have a positive trend and I expect that to continue, unless something is blunted by what we are seeing in the activities in eastern Europe. And in the emerging markets, which really offer a great opportunity, it's very similar to the story in China, which is you have to be willing to live with the opportunity and make your bets over the very, very long term. So, excellent long-term prospects, but what I would say is in the last quarter or two, the growth has been slower, frankly, than in the developed world.Overall, the outlook is positive, with a few pockets of concern. It's important to remember that primarily, we have a short-cycle business, and, so, we don't have a lot of backlog to look forward to - into the year, but what we are seeing right now makes us feel pretty good.With that, let me turn to our results. I am now on slide 4. For the first quarter, we had revenue of $544 million. It was up 10 percent, 8 percent organically, which is really an exceptional start to the year. Operating margins were 20.9 percent, which is up 170 basis points year over year, and this improvement is driven by a combination of productivity, volume leverage, and also some pretty good mix across our platforms.The results that we've highlighted have really been improved - we have seen a great performance by fluid and metering, which had a 260 basis-point improvement in margin, and also out of diversified, which had a 360 basis-point expansion in margin. And I will get into that more in a second when we talk about the segments, but really outstanding results.We did see backlog decrease by about $7 million in the quarter, but this was really due to finishing that dispensing order earlier than we thought, and when you back that out, we still feel pretty good about where we stand in terms of backlog going into the second quarter.EPS was $0.91, which is up 23 percent from last year.With that, let's turn to the segments. I am now on slide 5, and we will start with a discussion of fluid and metering. The first-quarter results were very strong and really demonstrated sustained growth in organic orders and sales, which were up about 5 percent. Operating margins, as I mentioned a moment ago, expanded by 260 basis points. We saw a combination of really very good productivity improvements and market growth, and especially it has really been led by our energy and fuels platform, and that team just continues to do a great job.If you look at energy and fuels, there are two big items that really made the quarter for us. One is the strength of the OEM truck builds and the North American retrofit business, and second, there was larger-than-anticipated fuel consumption as that extended winter played out, and that really drove some activity in the end markets in the LPG area around those OEMs.If you look at the water service business, that's another good story. Municipal spending continues to improve. We are seeing some improvement in spend, generally, in those markets. The demand has been pretty decent in the US, in Japan, and Europe, really around share gains more than anything else. But there is a good story there, too.That team really is continuing to do a nice job of capturing share by offering tremendous service and a great product offering. In particular, we have seen a series of nice new products come out of that business and some excellent commercial execution.In the ag world, the Banjo team continues to do a nice job. We are very aware of what's been happening in that external market. We said last quarter that we thought we had a pretty good view of how the year was going to play out, based on making it through the first quarter, and we think we will hit our numbers generally, but we are aware of the softness that is out there, and that team is certainly preparing contingencies and they have really demonstrated the ability to execute with new products, entering new markets, so we feel pretty good about that.And also, in our chemical, food, and process and in our diaphragm and dosing businesses, again, a solid quarter out of all those teams.Let's move now to slide 6 to health and science. Again, solid order growth. We had sales growth - orders up about 6 percent, sales up 5 percent, and we saw margins expand again up 70 basis points to 19.4 percent. The benefits of the cost actions from the fourth quarter, combined with very nice execution and order momentum at the end of 2013, really helped deliver a nice quarter for HST.A few highlights here, really two things stood out, the scientific fluidics business and material process technologies. The scientific fluidics business has been on a roll. They have won consistently for five quarters with expanding orders and sales growth. They have had improving markets generally, but even more importantly, they are grabbing share in markets that continue to be actually decent markets, but really nice job in new products, grabbing share, new channels, and excellent geographic penetration.If you look at our material process technologies business, that's, as you know, a little bit longer cycle business. Their order rates really picked up as we started looking at the end of last year and into this year, and that's going to convert in the second half of 2014. So that team did a nice job.The other parts of HST are also doing well, but I wanted to pick out those two highlights.All right, I am on our final segment. It's diversified. I am on slide 7. Really, just a great quarter. We had sales up 22 percent. It was driven principally by that large dispensing order that we talked about. However, if you take that out, the dispensing business still grew mid-single digits, so we are seeing nice core sales growth, and the operating margins for the whole segment increased by 360 basis points in the quarter, so really, really a nice job across the board.Again if we look at dispensing, even with that order taken out, we have seen the team do a nice job of filling their core business. The US core business is expanding. Europe has picked up off the bottom there, so that's a good story. And also, we have seen real strength in our X-SMART launch. As you recall, the new product that we launched here a year or so ago has continued to gain traction. So, really nice job across the board with the dispensing team.The fire suppression group, the story here is really three things. Number one, continuing to get benefits of the operational execution and facility consolidations that they did here last year. Number two, nice wins in the emerging markets with our portables business. And then, number three, as we have talked about, really a whole new segment that they have developed in this power production facilities with the trailer business.Finally, our rescue business that actually is one business that has been a little bit slow. We have seen tightness of money. If we look in Asia and China in particular, there's been some tightness of money in terms of spend on some large projects, and we were comping against some pretty tough comps here in the first quarter, but generally, I feel very good that team will see improvement here as we head into the second half.All right, we will turn to slide 8, and let's talk about the second-quarter and full-year guidance. For the second quarter, we think that EPS is going to be $0.85 to $0.87, organic revenue growth will be about 4 percent, and operating margins will be right around 20 percent.In 2Q, we're expecting the tax rate to pick up sequentially to about 30 percent.For the full year, as I mentioned earlier, we are increasing our guidance to be in the range of $3.38 to $3.45 with organic revenue of approximately 4 percent to 5 percent for the full year. And again, we expect operating margin to exceed 20 percent.As always, a few other model items for you to consider. The full-year tax rate is anticipated to be 29 percent to 29.5 percent. Full-year CapEx, around $40 million to $45 million, and free cash flow will be somewhere between 120 percent and 125 percent of net income.As always, this includes any impact of acquisitions, either the benefits or the costs.So with that, let me stop now and I will turn it over to the operator for any questions that you have.

Operator:	Ladies and gentlemen at this time there will be a question and answer portion of the call. If you would like to pose a question at that time you may please star followed by the number one on your telephone keypad. If you would like to withdraw your question press the pound key.
We will pause for a moment to compile the Q&A roster.
And our first question comes from the line of Mike Halloran with Robert W. Baird.

Mike Halloran:
On the corporate expense line, could you just go over why the spike in the quarter on the corporate expense line, if there is any diligence-related costs there, and then, what the right run rate looks like going forward?

Heath Mitts:
Mike, this is Heath. The spike in that number really comes from a couple different things. One is the - some diligence-related activity for potential acquisitions in the future is one driver. There were some legal costs that we booked, for both for that, as well as for some environmental activity going on, and the third driver was compensation-related expense related to equity.So, the run rate going forward, I would say run it out at around $18 million a quarter, I think is a good number.

Mike Halloran:	And then, so flattish from where we were this quarter, maybe slightly down?

Heath Mitts:	Correct.

Mike Halloran:
OK. And then on the timing of the dispensing order, obviously in the prepared remarks you talked about how the majority of that was pulled into the first quarter. Could you just help us talk about what the right run rate on the margin line looks there - looks like there? It feels like you are stripping out a lot of the large orders and some more standard run rate stuff from here, but a little help there would be great.

Andy Silvernail:
I will touch on a couple things first, and then I will let Heath talk a little bit more about the specifics on the margin.Two things really happened there on that order. Number one, the customer just came and said, can we accelerate this and can we pull it forward so we can have it in place for the holidays? Usually any of these large orders that come through, they want to be well in place before Memorial Day, and we had the supply chain and the capability to pull it forward and so we were able to do that. So that's number one.Number two, when you look at the fill of the base business, a good story there is we are seeing nice fill in the base business, so even though that large order is our business, we're going to have to scope the business downward after that large order goes, the fill rate has been pretty good, and that team did a great job of going into that order knowing that we had to have a very flexible model. So we did not add any real fixed costs to get that order out.What that means, however, though, is that was a very high contribution margin. There is no doubt about it, right? Because we did not add a lot of fixed costs to that. And the strategy in that business now is around that highly flexible model that can scale up and down as we see some of these bigger things.So that's an overview of that order and what we expect here going forward, and Heath, do you have anything on those (inaudible)

Heath Mitts:
For modeling purposes, Mike, I would recommend using whatever you want to use for that segment's organic revenue growth. The flow-through on that for the next few quarters will be in the 35 percent range. So, depending upon what you want to use for the organic revenue growth.So, we're not going to run at 28 percent every quarter, obviously, in a more normalized state, but we will still be in the low to mid-20s. Mix plays in there as well.

Mike Halloran:
That makes a lot of sense. OK, that's helpful.And then, lastly, just want to understand the mechanics behind the guidance here. If I look at the full-year guidance relative to where the first and the second quarter are coming out, you are obviously looking, on average, at quarter run rates that are below what the 2Q median would look like, if I take the midpoint of your second-quarter guidance.So, maybe you could just talk about some of the puts and takes as we move to the second half of the year, whether there is some demand concerns - it doesn't sound like it, mix pressures, or any kind of one-off type things that are rolling through?

Andy Silvernail:
Our view on the second half really hasn't changed much, if you just think about the underlying business. What I would say is the guidance in terms of both organic growth rate and where we are taking it up have to do with pulling that one order forward, and then seeing what I will call a modest base improvement. That's why we took the bottom end of it up.And so, if you look at how the guidance forms, it is really based on looking at a 4 percent organic in the back half of the year. And so, it's not really weaker than the first half here, it's just that you don't have the larger - that one large order in there. So that's the mechanics of how we thought about it.

Mike Halloran:	Makes sense. Appreciate the time, guys.

Operator:	The next question in the queue comes from the line of Nathan Jones with Stifel.

Nathan Jones:
If I could just focus in a little bit on the FMT orders, there has been over the last couple quarters very little organic growth there. Can you provide some more color on what's holding that down a little bit?

Andy Silvernail:
We are not real worried about that. Those things can be a little bit more lumpy, depending upon where you are. The first quarter of last year was very strong, if you recall the order book in the first quarter of last year, and the book to bill is still very, very solid, so we are not particularly worried about that.As we look at the pipeline that's coming through the funnel, at the order rates, I would say that they are definitely going to end the year in that 4 percent to 5 percent range.

Nathan Jones:	In the 4 percent to 5 percent organic revenue growth range?

Andy Silvernail:	Yes, somewhere in that range.

Nathan Jones:	OK, so roughly in line with where you were in the first quarter for the year?

Andy Silvernail:
Yes, there is no reason to - if we look at our order book going into the second quarter, like all of our business, we don't have - we don't carry a lot of backlog, but the pieces that we have good visibility to have been - we feel comfortable with.The other thing that makes us feel a little more comfortable is the really short cycle, so the book and turn business, the day rate business that is coming out of US distribution. As everyone knows on the call, that is something that can be a little bit lumpy, and we have seen that steady out over the last couple of quarters, so that gives us some confidence, too.

Nathan Jones:	Makes sense. On the other hand, you have seen some quite significant improvement in orders in the HST business.

Andy Silvernail:	Yes.

Nathan Jones:	Should we expect to see that manifest as accelerating growth as we go through the year?

Andy Silvernail:
No, I think what you will see there - if you parse it out, if you look at scientific fluidics, optics and photonics, and sealing, those are right in line with what we have seen and what we had expected. And the real variance here has been some really strong bookings out of material process technology, and that will ship in the back half of the year and even some into the first quarter of next year.

Nathan Jones:	So we should maybe see a little bit better growth in the second half?

Andy Silvernail:	Yes in material process technology, but they had a pretty weak fourth quarter last year that was pretty soft, so they will fill that in, and the other pieces, I think, will hold steady.

Nathan Jones:	All right, great, thanks very much.

Operator:	The next question in the queue comes from the line of Scott Graham with Jefferies.

Scott Graham:
So I wanted to maybe ask a previous question a different way. I think you answered a full-year guidance question relative to organic growth, and I was maybe wanting to - hoping that you would add on the earnings growth side. Because the top end of your EPS guidance, you start to put the numbers together, it looks like a fairly meaningful slowdown in earnings growth that you are expecting for the second half of the

year.And maybe it's conservatism, and I think we all certainly get that, but it's a pretty meaningful step down, so I was hoping you can give us some color on that.

Andy Silvernail:
You had very strong incrementals coming out of the dispensing order here in the first quarter, right? We would still expect to deliver the kind of rates that we have always communicated, because we are seeing productivity and whatnot.I would say there is a little bit of conservatism on the margin rate. We do also have - you remember last year in the fourth quarter, we only had a 25 percent tax rate, and that's going to be more in that 29 percent to 30 percent range, so we had some pretty discrete items. I can let Heath talk to it.But that's going to hit that a little bit, and also, we continue to make reinvestments. And the way I look at it is we want to continue to reinvest in our businesses aggressively and we're in a position where we have an opportunity to do that.Heath, anything you want to talk about on the margin rate?

Heath Mitts:
No, I would say we will reserve the right to adjust to 90 days as we see appropriate, but given the amount of backlog that we hold formally and where we see things, we want to make sure that we are cautious in terms of our outlook in the second half.

Scott Graham:
Great, that helps a lot. Thank you.The second question is simple. You guys in the press release and in your statements here have been a little bit more upbeat on the acquisition pipeline than you have been in quite some time, as I remember. So I was just wondering, Andy, if you can give us a little bit more on why that incremental plus, and are you - do you think you're getting closer to the finish line on a couple? Is it things in the $50 million to $100 million variety, below that, above that? Anything you could give us would be helpful, thanks.

Andy Silvernail:
So the improvement is really, right, I guess the more upbeat tone is not because we have anything big that's imminent, that's going to drop tomorrow or anything like that that's substantive. But it's more of we started putting more resources into our platforms for business development starting about 18 months ago, and what we are seeing happen, Scott, is just an improvement of funnel from, frankly, more feet on the street and an improvement in cultivation.So, if we put together a combined strategy of putting more feet out there closer to the marketplace, really still looking around this $25 million to $200 million range, that's our sweet spot, there are a few bigger things that are out there that we are looking at, but our sweet spot continues to be in that range.And then the second part, as a number of you know, we started building an acquisition integration team here also about that same time, and we feel like we have the capacity to start to move that ball a little faster.That being said, as everyone knows, right, these things - right down to the finish line, they can be - they can fall through or they can come through. And so, in the last year or so we have had a number of things that we got to the finish line on and didn't happen, and as we look at the balance of 2014, we have a little bit better funnel and hopefully we will start to see some more activity.

Scott Graham:	Andy, Heath, thanks a lot. Very nice quarter.

Operator:	The next question in the queue comes from the line of Allison Poliniak-Cusic with Wells Fargo Securities.

Allison Poliniak-Cusic:
Just following on that comment in terms of Scott commenting on the M&A side, is there any specific area where you guys feel like you are more weighted in the funnel at this point? Maybe segment oriented?

Andy Silvernail:
It is actually - it is pretty balanced between FMT and HST. The places that we have said are going to be our priorities around - in FMT have been around energy, and the chemical area has been an area of focus, and we have consistently said that we wanted to build out around agriculture, although that's been a tough one over the last few years to do. So those are the three areas in FMT.When you look at HST, scientific fluidics, optics and photonics, and seals really have been our areas of focus. And so, those are the areas that we are really putting the most energy on.It really gives us, Allison, the ability to arbitrage the market a little bit as multiples move one way or the other in any one of those segments. We, even when the market is moving and has been as strong as it has been, can hopefully put ourselves into a position where we can buy at a little bit better multiples than are out there generally in the marketplace.

Allison Poliniak-Cusic:
That's great. And then, just in terms of the end markets, it sounded like you were certainly a lot more positive in certain ones. Is there any one that's maybe moving the other way or could be that you are concerned about, or is it just more geographically focused in that respect?

Andy Silvernail:
I would say two things, one of each. The first one is on the ag side.I think we have not experienced the slowdown yet that everybody is worried about. We saw some overall commodity prices improve a little bit, and therefore net farm income just modestly recently. At the same time, the drought in California hasn't helped anybody. There is no doubt about that.And so, I am cautious about that one, but at the same time, I feel very, very good about the team that we have there and their ability to grow organically in and out of the cycle. So that's, I guess, one.The other one is I still - and I have said this for the last few quarters, I am tepid on what's going on in China. That's been pretty volatile, and we have seen that unevenness of business here for quite some time. And so, I have some concern around that. We are still investing and we're going to continue to invest because they are very important markets to us, but we have to be willing to live with the volatility there.

Allison Poliniak-Cusic:	Great, thanks so much.

Operator:	The next question in the queue comes from the line of Matt McConnell with Citi Research.

Matt McConnell:
Just on the second-quarter guidance, you are assuming a little bit of a margin step-down, when I know the trend would normally be for that to go up just a little bit. Is that exclusive to the fire safety and diversified segment?

Andy Silvernail:
Yes, and really exclusive to the incremental margins of the dispensing order, right. That's a big number and that came through at nice incremental margins because of the nature of the very flexible model they put in place.And also, you are going to see tax rate creep up a little bit here in the second quarter.

Matt McConnell:	OK. Even like in FMT, the margin was nice, above 25 percent, but that wouldn't be part of the sequential compression?

Andy Silvernail:
Not really. If you look at generally around FMT and HST, the only times you see those big swings quarter to quarter are typically due to mix, right? And now that water has improved it’s overall margin profile, the real mover on there tends to be ag, because Banjo has some seasonality to it and it's pretty high incremental margin, so that's where you would see the move quarter to quarter.Over in HST, the margin profile on an incremental basis is pretty consistent through those businesses. So, you generally - it's going to more follow volume, and then occasionally, depending upon your ability, you might win a few projects here and there specifically around material process technology that might shift mix slightly.

Matt McConnell:
OK, great. And switching gears just a little bit, on some of the growth investments that you highlighted at the start of the call, and we have been hearing about them for maybe a year or six quarters, what is the lead time in when those actually drive incremental sales? Is there a way to quantify what you are seeing out of those investments? Where are you in the process of the investments translating to incremental revenue?

Andy Silvernail:
So, there are some things that take a really long time to gestate. So as an example, if you just look at the product development life cycles in HST as an example, you tend to see that's a long gestation period. That can be two, three years, frankly.When you look at the channel-related things, that can be a year, and so some of the channel-related activity that we have done in diversified and some of the channel-related activity that we have done in FMT, we are definitely seeing benefits, though. To give a couple examples, I think, in our water business, as an example, we restructured that business and we didn't put incremental resources in there, but we certainly aggressively segmented and moved resources, and some of the growth that we have seen in new product and in new areas of business have been attributable - attributed to that And then, in FMT, we have been very aggressive about moving resources into the Middle East and also into Asia, specifically for our (rektor) business, and those are things that have had faster gestation then, say, that two-, three-year period.But I would say on average, it's 12 to 18 months, and we are seeing a little bit of it now. There is no doubt we are seeing a little bit of it now, and I would say as we get into the back end of this year, more importantly into 2015, I'm hoping that we see more benefits.

Matt McConnell:	Great. Sounds good, thanks.

Operator:	The next question in the queue comes from the line of Matt Summerville with KeyBanc.

Matt Summerville:
First, Andy, with respect to your municipal-oriented business pertaining to water, are you seeing a step-function improvement in that business? Are you seeing loosening of capital budgets or just mandatory stuff that has been delayed so long it just has to get done?

Andy Silvernail:
There is definitely more money out there. I wouldn't say - it's not - the floodgates haven't opened up, but I will say I think the money, the municipal monies, have come probably six months quicker than I thought they were going to.As you know, on the last couple calls I said that it is a 12- to 18-month cycle from when they see improvements in tax receipts to budget increases. And we are seeing that a little bit faster, I think, so there is some loosening of purse strings.And then, that relates to some of the things that have been on the shelf here really since the financial crisis. There is probably some pent-up demand that's out there. I don't want to overstate it, though. It's not a huge number, but it is improvement, definitely.On the European side, that has really been more about new products and some share shift. And so, it really is bifurcated between what I will call a true improving market in the US and in Europe where we've just executed better, I think, and had some nice new products.

Matt Summerville:
Just another follow-up, just on the M&A environment as you guys see it. If you look across FMT and HST, what would you say right now in your funnel would be the average type of EBITDA multiples you are looking at?

Andy Silvernail:
Wow, average is a tough one, Matt. And the reason I say that is - and I will give you - how about I give you a range? I'm going to say 7 to 10 is the range. And it really depends on the situation.As you know, getting at that 10 side, you got to really clearly understand how you're going to drive value pretty quickly. But I'd say generally, it is - if I were to tighten that range, it's kind of 8 to 9.

Matt Summerville:	Great, thank you.

Operator:	The next question in the queue comes from the line of Paul Knight of Janney Capital Markets.

Paul Knight:	The health and science segment, is it chromatography, is it the broader strength in the market, what's behind the five quarters in a row of the improved order rate?

Andy Silvernail:
Three things. Number one, the market generally has improved, so the analytical instrument market driven by, I'd say, improvements in - you have seen pressure come off from the NIH spending. You have seen some improvement in capital spend from a number of our customers and some geographic improvement, so I say a piece of it is market.A second piece of it is around we are seeing definitely a new product cycle. This is an industry, whether it is the analytical instrument or the diagnostics industry, you are seeing some improvement. You see kind of a two-, three-year product cycles, and we are in the midst of the start of a new product cycle that will last a couple years. So that's a piece of it.And then, the final part is there is real growth around in the biotech side in the genome sequencing. That's a piece of the business that's improving.And then, I guess the last (answer) is I think we are winning share. As I look at what we are doing on new platforms that are being launched and the dollars per instrument that we are associated with, we are seeing that improve.

Paul Knight:	And what are your thoughts about acquisitions in the area where you are more directly interfacing with the end market instead of the OEM world?

Andy Silvernail:
You know, we don't want to compete with our good customers. That's not something we want to do. We're really, really comfortable in the component and in the subsystem area, and then in the instrument area where, frankly, it's really a component of a larger process. So we're not going to - you're not going to see us move aggressively up-market and compete with our customers.

Paul Knight:	OK, thank you.

Operator:	The next question in the queue comes from the line of Charley Brady with BMO Capital.

Charley Brady:
Just on FMT, I just want to go back to the organic growth outlook to make sure I understand it here, because you are facing a couple quarters here in terms of the orders, pretty tough comps from second quarter, third quarter last year going into second and third quarter this year, and you did 1 percent this year. You did minus 1 percent in Q4.Is the 5 percent organic growth rate here in the first quarter - was that longer lead stuff that was driving that, because in my mind I would have thought that some of the more near-term, last quarter, fourth quarter, order numbers would have fed into this quarter a little bit more and maybe the organic growth rate wouldn't have been that high, and I guess I'm trying to square that up with your organic outlook going forward, given that orders are - unless you are thinking that orders are really going to match the pace of a year ago and I'm missing something, it sounds like that is going to tick down at least for a couple quarters.

Andy Silvernail:
It really - if you look at it, part of it is comps, right? So in talking in the first half of the year, it is comps. We did have some stuff that was a little bit longer cycle that came out.At the same time, last year we saw some of our leaders in some of the businesses that had historically not been leaders in that area, and our expectation is some of our bigger brands, our Viking, our Warren Rupp brands, that didn't have really great second halves last year, if you actually look at the order book, are poised to do pretty well and have some of that (facing) relative to the US industrial markets that we have seen improve.And so, and at the same time, I think the water business is continuing to sequentially improve, and we don't see a big downside in ag yet. So that's what gives us a little confidence that for the year, we will end up with sales that are in that 4 percent or 5 percent, 3 percent to 5 percent range.

Charley Brady:	That's helpful. Can you remind us how much ag is of FMT?

Andy Silvernail:	It's around 12 percent. 10 percent, 12 percent.

Charley Brady:	All right, thanks very much.

Andy Silvernail:	But it's the one piece that moves quarter to quarter in a meaningful way.

Charley Brady:	Got it, got it.

Operator:	Our next question comes from the line of Joseph Giordano with Cowen.

Joseph Giordano:	I just wanted to ask a question on FMT real quick, on the margin expansion there. How would you categorize that mix versus volume?

Andy Silvernail:
You know, a good piece of it was volume. But more importantly, I think, is what I'm going to call productivity.FMT has done a really, really good job over the last year here of improving overall productivity. And some of our bigger places, our bigger engines, I will use Viking as the example, have done a nice job of driving productivity through their entire value chain, so you see that happening.The other part is that the water business, we are still - we are just starting to - the back half of the year will finally lap the improvement that we are seeing there, and that has been a really meaningful shift in terms of overall profitability.So it's not so much just generally the volume, although the volume helps. We had nice incremental margins there, but specifically, I would hang my hat on productivity, number one, and number two, we are still seeing the nice comparables for our water business.

Joseph Giordano:
So I guess that leads into the next question, then. You guys have been successful with productivity for a bit now, so how would you say that success has maybe changed your view on portfolio potential overall, ex M&A, going forward?

Andy Silvernail:
We had said - if you went back a year or so ago, we had said that we thought this was a business that could get to the low 20s in operating profit, and I would say that our confidence is raising it, that we can over the next two, three, four, five years, there is more headroom to that than maybe we thought.And part of it, right, is having that sense of what is the full potential of your businesses, and even if a business is very profitable, how do you continue to drive that? And segmentation plays a big role in that. As you more aggressively segment within a platform, within a business, even within a product line, and you really start to feed the winners and, frankly, starve the losers, you can see a nice overall improvement in your profitability and growth rates.

Joseph Giordano:
So I mean, is - not for a near term, but do you guys think if you stay on this path, you can get to something like a 25 percent without M&A as markets improve and you guys continue to invest the way you are investing?

Andy Silvernail:	It's too early to make that call. That's - if we get consistently into the low 20s, I think we can rethink that, then.

Joseph Giordano:	Sure, OK. Thanks, guys.

Operator:	The next question in the queue comes from the line of Walter Liptak with Global Hunter.

Walter Liptak:
I wanted to ask just a follow-on on the dispensing business, and maybe you can provide some color on just what inning do you think we are in the cycle for customer refresh, slow refresh? And I guess based on the guidance, we are not expecting another big order this year, but wonder if you could tell us what you are hearing from your customers?

Andy Silvernail:
Yes. So I would actually break this into two pieces, Walt. The first one is that on the refresh, what we tend to see is every two, three years, we tend to see that cycle happen.The last couple years, that has been compressed because it got held off a few years before that, so we don't - we're not expecting to see these mega-orders, so to speak, over the next year to 18 months. Our planning as we look at that does not anticipate having any of these kind of north of $20 million orders. We don't expect that.At the same time, I would say that the base business across the globe has improved. In the US and in Europe, it is fundamentally, I think, a better overall environment for the business. And in Asia, it's really around the initiatives that we've been driving, frankly, with the new product development.

Walter Liptak:	OK. Is there a growth rate that we can put on this business now? I guess especially (inaudible) business?

Andy Silvernail:
I think it's much more consistent with the IDEX overall growth rate. I think as we work through the next two, three years, I guess I would be disappointed if the core business, minus these - backing out these big projects, it should grow in that 4 percent, 5 percent rates.

Walter Liptak:	OK. Good. And then, just switching gears to your energy products and FMT, can you provide some more color on what you are seeing in that market, MRO versus capital spending plans, for next year?

Andy Silvernail:
I think a couple things. One, very specific to some of the uptick that we've experienced has to do with strength in the North American market that we have had generally. And some of that has to do with a truck refresh, and some of it has to do, frankly, with a really cold winter. And so, there are a couple discrete items in there.Much more importantly, and what we're really excited about, is the money that is moving into the energy sector now, today, is really about distribution. And the issue you have is where energy is produced and where it is consumed. There is a big disconnect because of the mix of energy. And we sit really nicely in that area of this midstream that we think we can take advantage of and really be a player in there. So we think there is some legs to this, and it's not as volatile as some of the upstream and downstream stuff.

Walter Liptak:	Great. All right, thank you.

Operator:	As a reminder if you would like to pose a question press star, one on your telephone keypad now. Our last question comes from the line of Bryan Kipp with Janney Capital Markets.

Bryan Kipp:	Paul and I just got double-booked, so I appreciate all the color today.

Andy Silvernail:
No problem, Bryan. Are we all set? Good.All right, thank you all for joining us. We appreciate your interest in IDEX. Obviously, we are very happy with how the first quarter turned out and we are looking forward to a good year here.I guess the thing I would end with is I think the success that we are having is really attributable to the teams that we are building here at IDEX, and I'm very proud of what they are accomplishing and what they have accomplished and what we have to look forward to. So I would like to thank the IDEX team for a really outstanding quarter and positive future here.So thank you very much for joining us. We look forward to talking to you in the next quarter. Take care.

Operator:	Thank you. This concludes today's conference. You may now disconnect.

END